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                                                                       EXHIBIT 5


[LOGO]  GEORGIA-PACIFIC CORPORATION


                                                     133 Peachtree Street, N.E.
                                                     P.O. Box 105605
                                                     Atlanta, Georgia 30348-5605
                                                     Telephone (404) 652-4000


                                April 25, 1995

To the Board of Directors of
Georgia-Pacific Corporation

Dear Sirs and Mesdames:

As Senior Vice President - Law of Georgia-Pacific Corporation, a Georgia corporation ("Georgia-Pacific"), I have supervised the corporate proceedings in connection with the authorization of the issuance of $250,000,000 aggregate principal amount of Georgia-Pacific's 8 5/8% Debentures Due April 30, 2025
(the "Debentures"), issued under the Indenture, dated as of March 1, 1983 between Georgia-Pacific and The Chase Manhattan Bank (National Association)("Chase"), as amended and supplemented by the First Supplemental Indenture dated July 27, 1988 (the Indenture, as so amended and supplemented, the "Indenture") among Georgia-Pacific, Chase and Morgan Guaranty Trust Company of New York (whom The Bank of New York has succeeded as Trustee), and covered by a Registration Statement on Form S-3 (File No. 33-65208)(the "Registration Statement") filed by Georgia-Pacific with the Securities and Exchange Commission on June 29, 1993 and declared effective on July 23, 1993.

I am familiar with the corporate proceedings of Georgia-Pacific with respect to the issuance and sale of the Debentures, and I have reviewed, or caused to be reviewed, the Registration Statement. In addition I have examined, or caused to be examined, and have relied upon the originals, or copies identified to my satisfaction, of such corporate records of Georgia-Pacific, certificates of public officials and officers of Georgia-Pacific, and such other agreements, instruments and documents as I have deemed necessary as a basis for the opinions hereinafter set forth.

Based upon the foregoing and upon such other factors as I deem relevant, I am of the opinion that:
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Board of Directors
Georgia-Pacific Corporation
April 25, 1995
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                 (1)      Georgia-Pacific is a corporation duly incorporated
         and validly existing and in good standing under the laws of the State of Georgia with full power to execute the Indenture and to issue the Debentures.

                 (2) the Indenture has been duly authorized, executed and delivered by Georgia-Pacific, and constitutes a valid and legally binding instrument enforceable against Georgia-Pacific in accordance with its terms, except to the extent enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general equitable principles, regardless of whether such enforceability is considered in a proceeding in equity or at law.

                 (3) the Debentures have been duly issued, authenticated and delivered pursuant to the Indenture and constitute valid and legally binding obligations of Georgia-Pacific enforceable against Georgia-Pacific in accordance with their terms, except to the extent enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general equitable principles, regardless of whether such enforceability is considered in a proceeding in equity or at law and are entitled to the benefits provided by the Indenture.

I hereby consent to the use of this opinion as an exhibit to Georgia-Pacific's Current Report on Form 8-K, dated April 25, 1995, and its incorporation by reference in the Registration Statement and such other registration statements as may incorporate such report on Form 8-K by reference.

I am a member of the bar of the State of New York and do not hold myself out to be an expert on the laws of any other state. I express no opinion on the laws of any jurisdiction other than the laws of the State of New York and Georgia and the federal law of the United States. Insofar as this opinion relates to matters of Georgia law, I have relied on the opinion of even date addressed to me by an attorney in the Law Department of Georgia-Pacific licensed to practice law in the State of Georgia. I consent to the use of this opinion as an exhibit to the Registration Statement and to the use of my name under the heading "Validity of Securities" in the related prospectus.


                                        Very truly yours,


                                        /s/ James F. Kelley
                                        ---------------------------
                                        James F. Kelley
                                        Senior Vice President - Law